LYLE H. COOPER
                           Certified Public Accountant
                            9051 Executive Park Drive
                                    Suite 103
                           Knoxville, Tennessee 37923

Telephone: (423)691-8132                              Telecopier: (423)691-8209


August 4, 1997

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

      Re:   Workforce Systems Corp. (the "Company")
            ---------------------------------------

Ladies and Gentlemen:

      This firm has been provided with a copy of the disclosure to be made by the Company in a Report on Form 8-K regarding a change in the Company's certifying accountants from Lyle H. Cooper C.P.A. to BDO Seidman, LLP. After review of such disclosure, this firm agrees with the statements made by the Company therein as it relates to this firm.

Sincerely,

/s/ Lyle H. Cooper

Lyle H. Cooper C.P.A.